Exhibit 2.3

COPY OF SUBSCRIPTION AGREEMENT

MASS MEGAWATTS WIND POWER, INC.

SUBSCRIPTION AGREEMENT

Regulation A Free Trading Shares

Mass Megawatts Wind Power, Inc.

Attention: Stock Subscriptions

P.O. Box 60363

Worcester, MA 01606

Gentlemen:

1.       Subscription.

(a)       Pursuant to the terms of the offer made by Mass Megawatts Wind Power, Inc. (the “Company”) agrees to purchase _____________ shares of the Company’s common stock (“Shares”) and has enclosed herewith a check in payment for the total subscription purchase price of $________________________ (i.e., $0.--__-__ x the number of shares).

(b)       The Shares, when issued, should be registered on the Company’s books as follows:

Name(s) of holder: _____________________________________________

Registered Address: _____________________________________________

Social Security number_____________________________________________

2.       Acknowledgements and Agreements of the Investor

The Investor acknowledges and agrees that the Investor is not entitled to cancel, terminate or revoke this subscription or any agreements of the Investor hereunder, except as otherwise expressly set forth herein, and such subscription shall survive the death or disability of the Investor.

3. Representations and Warranties of Investor. The Investor understands that the Shares are being sold and will be issued in reliance upon certain exemptions from registration under state and Federal law. The Investor makes the following representations, declarations and warranties with the intent that they may be relied upon in determining the Investor’s suitability as a purchaser of the Shares. In order to induce the Company to accept this subscription, the Investor hereby represents and warrants to, and covenants with, the Company as follows:

(i)     The Investor has received and carefully reviewed the Memorandum

(ii)     The Investor has had a reasonable opportunity to ask questions of and receive answers from the Company’s management concerning the Company and the offering, and all such questions, if any, have been answered to the full satisfaction of the Investor;

(iii)      The Investor has such knowledge and expertise in financial and business matters that the Investor is capable of evaluating the merits and risks involved in an investment in the Shares;

(iv)      The Investor maintains a residence or place of business at the addresses shown on the agreement.

(v)       The Investor understands that the Company has determined Regulation A is applicable to the offer and sale of the Shares to Investor;

(vi)      The Investor is aware and acknowledges that: (A) an investment in the Shares involves significant risk and (B) an investment in the Shares is subject to the risks inherent in investing in a start-up business. The Investor has no need for liquidity in his investment in the Shares. The Investor acknowledges that he may be required to bear the economic risk of this investment for an indefinite period of time.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Investor has executed this Subscription Agreement for Shares of Mass Megawatts Wind Power, Inc. this ________ day of _____________________, 2021.

Investor’s Name (Please Print)	Signature of Investor

Co-Investor ( if applicable)	Signature of Co-Investor ( if applicable)

I, Jonathan C. Ricker, agree to issue and receive payment of shares as described in this subscription agreement.

________________________

Jonathan Ricker

Chief Executive Officer